US Ecology, Inc. Announces Second Quarter 2011 Results

Revenue and Earnings Double; Company Raises 2011 Earnings Guidance

BOISE, ID -- (Marketwire - August 02, 2011) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported results for the quarter ended June 30, 2011. Net income for the second quarter of 2011 was $4.7 million, or $0.26 per diluted share, up 102% from $2.3 million, or $0.13 per diluted share posted in the second quarter of 2010. Net income included $218,000 of pre-tax foreign currency gains or roughly $0.01 per diluted share. Operating income for the second quarter of 2011 was $7.8 million, up 104% from $3.8 million in the second quarter of 2010.

Adjusted EBITDA ("Earnings before interest, taxes, foreign currency gain/loss, other income/expense, depreciation, amortization, stock based compensation and accretion of closure and post closure liabilities") for the second quarter of 2011 was $11.9 million, 103% above $5.8 million in the same period last year. A reconciliation of net income to Adjusted EBITDA is attached as Exhibit A to this release.

Revenue for the second quarter of 2011 was $39.5 million, up 99% from $19.8 million in the same quarter last year. Stablex Canada Inc. ('Stablex"), acquired on October 31, 2010, contributed $9.8 million of revenue in the second quarter of 2011. Excluding Stablex, revenue during the second quarter of 2011 increased 50% over the same quarter last year.

Both Base Business (recurring waste streams) and Event Business (discrete cleanup projects) revenue grew substantially. Base Business revenue increased 67% in the second quarter of 2011 compared to the same quarter last year. Event Business revenue increased 101% in the second quarter of 2011 over the same quarter last year. Excluding Stablex revenue, Base Business revenue increased 16% and Event Business increased 58% in the second quarter of 2011 compared to the same quarter last year. The increase in both Base and Event Business reflects improved economic conditions compared with the prior year period. Total volume disposed at our Idaho, Nevada, Texas and Quebec waste facilities (including thermal recycling) was 215,000 tons in the second quarter of 2011, up 79% from the 120,000 tons disposed in the second quarter of 2010. Excluding Stablex, total volumes disposed at our U.S. hazardous waste facilities increased 40%. Average selling price for the second quarter 2011 increased 7% as compared to second quarter 2010, primarily due to at the addition of Stablex.

For the second quarter of 2011, gross profit was $13.1 million, up 83% from $7.1 million in the second quarter of 2010. Total gross margin was 33% for the second quarter of 2011, down from 36% in the same quarter last year. Treatment and disposal gross margin for the second quarter of 2011 was 43%, down from 44% in the second quarter of 2010. The gross margin decrease reflects the larger contribution from the inherently lower gross margin businesses at Stablex and the Texas thermal recycling operations.

Selling, general and administrative ("SG&A") expense for the second quarter of 2011 was $5.3 million, or 13% of revenue, up from $3.3 million, or 17% of revenue, in the same quarter last year. The $2.0 million increase primarily reflects $1.1 million of SG&A expense directly associated with Stablex, increased incentive compensation, and commission expenses.

The Company's effective income tax rate for the second quarter of 2011 was 38.5%, down from 39.9% in the second quarter of 2010. This decrease reflects lower non-tax deductible expenses in 2011 as compared with the same period in 2010.

At June 30, 2011, we had $4.3 million of cash on hand. Total borrowings on our available lines of credit were $58.0 million, down from the $63.0 million at December 31, 2011, with $30.2 million available for future borrowings.

"Improved demand for our services, especially for private sector clean-ups pushed revenue higher," commented Vice President and Chief Financial Officer Jeff Feeler. "We are also very pleased that our recently acquired Canadian treatment and disposal business, Stablex, was accretive to earnings in the quarter."

Year-To-Date Results

Revenue for the six months ending June 30, 2011 was $73.7 million, up from $39.4 million or 87% in the same period in 2010. Excluding Stablex, revenue during the six months ending June 30, 2011 increased 39% over the same period last year. Disposal volumes in the first half of 2011 were 415,000 tons, up 73% from the same period last year. Excluding Stablex, volume during the six months ending June 30, 2011 increased 34% over the prior year period.

Gross profit was $22.5 million for the first half of 2011, up from $13.7 million in the first half of 2010. Gross margin was 31% for the first half of 2011 as compared with 35% in the same period last year. Treatment and disposal margin for the first half of 2011 was 40% compared with 42% in the same period last year. As previously noted, this decline reflects the inherently lower gross margins at our Stablex disposal facility and Texas thermal recycling operations.

SG&A expenses for the first six months of 2011 were $10.2 million, or 14% of revenue, as compared to $6.9 million, or 18% of revenue, for the same period last year. The $3.2 million increase is primarily related to $2.2 million of SG&A expense directly associated with Stablex. The increase is also partially attributable to higher incentive compensation and commission expenses. The Company had also incurred $288,000 of integration and other business development expense in the first half of 2011 compared with $63,000 in the first half of 2010.

Operating income for the first half of 2011 was $12.4 million, up from $6.8 million for the first half of 2010.

Adjusted EBITDA for the first half of 2011 was $20.5 million, 86% above the $11.0 million posted in the same period last year. A reconciliation of net income to Adjusted EBITDA is attached as Exhibit A to this release.

Our effective income tax rate for the six months ending June 30, 2011 was 39.7% as compared with 40.6% in the first half of 2010. This decrease reflects lower non-tax deductible expenses in 2011 than during the same six months last year.

Net income was $7.9 million, or $0.44 per diluted share, for the first half of 2011, up from net income of $4.1 million, or $0.23 per diluted share, in the first six months of 2010. Excluding the impact of foreign currency translation, earnings per share for the first six months of 2011 was $0.39.

Revised 2011 Outlook

Earnings guidance for the full year 2011 has been increased from $0.75-$0.85 to $0.82-$0.90 per diluted share, excluding impact from foreign currency gains or losses and business development expenses. This represents a 9% increase over previous full year earnings guidance and reflects growth of 30% to 43% over 2010 earnings per share when $0.06 per share of foreign currency gains are excluded from 2010 reported results.

"US Ecology's performance in the second quarter was terrific and illustrates the underlying strength of our core assets, business model and solid execution of our strategy," commented President and Chief Executive Officer Jim Baumgardner. "We have increased our earnings expectations for 2011 based on a strong second quarter, our current book of business, and the current pipeline of opportunities. Our strong financial condition and increasing cash flows will allow us to continue our current dividend policy, repay debt, and invest in building our waste handling infrastructure including growth initiatives."

Dividend

On July 1, 2011, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 15, 2011. The $3.3 million dividend was paid on July 22, 2011.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, August 2, 2011 at 10 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 9, 2011 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 33729815. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in the North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2011 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, successful integration of Stablex Canada Inc., exposure to unknown liabilities resulting from the Stablex Canada Inc. acquisition, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Revenue                          $  39,537  $  19,832  $  73,680  $  39,372
Direct operating costs              18,325      9,725     36,015     20,010
Transportation costs                 8,134      2,964     15,118      5,644
                                 ---------  ---------  ---------  ---------

Gross profit                        13,078      7,143     22,547     13,718

Selling, general and
 administrative expenses             5,324      3,343     10,152      6,910
                                 ---------  ---------  ---------  ---------
Operating income                     7,754      3,800     12,395      6,808

Other income (expense):
  Interest income                        5         17         15         31
  Interest expense                    (436)         -       (882)        (1)
  Foreign currency gain (loss)         218         (7)     1,468        (24)
  Other                                 73         56        172        114
                                 ---------  ---------  ---------  ---------
    Total other income (expense)      (140)        66        773        120

Income before income taxes           7,614      3,866     13,168      6,928
Income tax expense                   2,929      1,543      5,223      2,815
                                 ---------  ---------  ---------  ---------
Net income                       $   4,685  $   2,323  $   7,945  $   4,113
                                 =========  =========  =========  =========

Earnings per share:
    Basic                        $    0.26  $    0.13  $    0.44  $    0.23
    Diluted                      $    0.26  $    0.13  $    0.44  $    0.23

Shares used in earnings per
 share calculation:
    Basic                           18,193     18,166     18,190     18,165
    Diluted                         18,219     18,187     18,215     18,186

Dividends paid per share         $    0.18  $    0.18  $    0.36  $    0.36
                                 =========  =========  =========  =========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                          June 30, 2011   December 31, 2010
                                      -----------------   -----------------
Assets

Current Assets:
  Cash and cash equivalents           $           4,268   $           6,342
  Short-term investments                              -                   -
  Receivables, net                               30,714              33,553
  Prepaid expenses and other current
   assets                                         3,420               2,635
  Income tax receivable                              75                   -
  Deferred income taxes                           1,132                 455
                                      -----------------   -----------------
    Total current assets                         39,609              42,985

Property and equipment, net                     105,156             105,822
Restricted cash                                   4,115               4,115
Intangible assets, net                           42,221              41,740
Goodwill                                         22,419              21,790
Other assets                                        804                 897
                                      -----------------   -----------------
Total assets                          $         214,324   $         217,349
                                      =================   =================

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                    $           4,749   $           5,033
  Deferred revenue                                3,741               3,620
  Accrued liabilities                             8,094               8,188
  Accrued salaries and benefits                   3,962               4,051
  Income tax payable                                 70               2,615
  Current portion of closure and
   post-closure obligations                       1,925                 778
  Current portion of capital lease
   obligations                                        4                   7
                                      -----------------   -----------------
    Total current liabilities                    22,545              24,292

Long-term closure and post-closure
 obligations                                     15,389              15,995
Reducing revolving line of credit                58,000              63,000
Long-term capital lease obligations                   1                   3
Other long-term liabilities                         179                 201
Deferred income taxes                            20,889              19,146
                                      -----------------   -----------------
    Total liabilities                           117,003             122,637

Contingencies and commitments

Stockholders' Equity
  Common stock                                      183                 183
  Additional paid-in capital                     61,881              61,892
  Retained earnings                              35,333              33,940
  Accumulated other comprehensive
   income                                         1,479                 676
  Treasury stock                                 (1,555)             (1,979)
                                      -----------------   -----------------
    Total stockholders' equity                   97,321              94,712
                                      -----------------   -----------------
Total liabilities and stockholders'
 equity                               $         214,324   $         217,349
                                      =================   =================

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                          For the six months Ended June 30,
                                         ----------------------------------
                                               2011              2010
                                         ----------------  ----------------
Cash Flows From Operating Activities:
  Net income                             $          7,945  $          4,113
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization of
     property and equipment                         6,306             3,099
    Amortization of intangible assets                 718                 -
    Accretion of closure and post-
     closure obligations                              647               538
    Unrealized foreign currency gain               (1,601)                -
    Deferred income taxes                             690              (113)
    Stock-based compensation expense                  413               595
    Net loss on sale of property and
     equipment                                         26                51
    Changes in assets and liabilities:
      Receivables, net                              3,102             2,761
      Income tax receivable                           (75)                -
      Other assets                                   (678)             (421)
      Accounts payable and accrued
       liabilities                                    446            (1,078)
      Deferred revenue                                 43               396
      Accrued salaries and benefits                  (123)              (55)
      Income tax payable                           (2,547)              465
      Closure and post-closure
       obligations                                   (150)             (147)
      Other                                             -                19
                                         ----------------  ----------------
        Net cash provided by operating
         activities                                15,162            10,223

Cash Flows From Investing Activities:
    Purchases of property and equipment            (5,674)           (4,879)
    Proceeds from sale of property and
     equipment                                         33                51
    Purchases of short-term investments                 -            (4,998)
    Maturities of short-term investments                -             3,375
    Restricted cash, net                                -               686
                                         ----------------  ----------------
        Net cash used in investing
         activities                                (5,641)           (5,765)

Cash Flows From Financing Activities:
    Proceeds from reducing revolving
     line of credit                                10,400                 -
    Payments on reducing revolving line
     of credit                                    (15,400)                -
    Dividends paid                                 (6,552)           (6,543)
    Other                                              (5)               (6)
                                         ----------------  ----------------
        Net cash used in financing
         activities                               (11,557)           (6,549)

Effect of foreign exchange rate changes
 on cash                                              (38)                -

Decrease in cash and cash equivalents              (2,074)           (2,091)

Cash and cash equivalents at beginning
 of period                                          6,342            31,347
                                         ----------------  ----------------

Cash and cash equivalents at end of
 period                                  $          4,268  $         29,256
                                         ================  ================

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports Adjusted EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with general accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and others users information to better understand the Company's operating performance. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to similar measures used by other companies. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, or other financial statement data presented in the consolidated financial statements.

The Company defines Adjusted EBITDA as net income before interest, taxes, foreign currency gain/loss, other income/expense, depreciation, amortization, stock based compensation and accretion of closure and post closure liabilities. The following reconciliation itemizes the differences between reported net income and Adjusted EBITDA for the three months and six months ended June 30, 2011 and 2010:

                                  Three Months Ended     Six Months Ended
(in thousands)                         June 30,              June 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Net Income                       $   4,685  $   2,323  $   7,945  $   4,113
Income tax expense                   2,929      1,543      5,223      2,815
Interest expense                       436          -        882          1
Interest income                         (5)       (17)       (15)       (31)
Foreign currency (gain) loss          (218)         7     (1,468)        24
Other (income)/expense                 (73)       (56)      (172)      (114)
Depreciation and amortization of
 plant and equipment                 3,227      1,577      6,306      3,099
Amortization of intangibles            362          -        718          -
Stock-based compensation               210        202        413        595
Accretion of closure & post-
 closure liabilities                   324        268        647        538

                                 ---------  ---------  ---------  ---------
Adjusted EBITDA                  $  11,877  $   5,847  $  20,479  $  11,040
                                 =========  =========  =========  =========

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com